Exhibit 10.8

LAKEWOOD-AMEDEX

Board of Directors Agreement

This Agreement is entered into between Lakewood-Amedex Inc., a Delaware corporation (“Company”), and the individual identified below and party hereto (“BOD Member”).

BOD Member Title: Member of the Board of Directors

Name: Douglas Joseph Manion, M.D., F.R.C.P.(C)

Address: 211 West Catharine Street

City/State/ZIP: Milford PA 18337, USA

Mobile Telephone: 203-240-7208

Office Telephone:

Email: dougjmanion@gmail.com

BOD Member Role

The BOD Member agrees to serve on the Board of Directors (BOD) of Lakewood-Amedex Inc. The BOD Member agrees to attend up to 4, but no less than 2 meetings of the BOD per year and to be available for ad-hoc phone or email consultations throughout the year. Company agrees to cover the reasonable costs of any required and pre-approved travel and living expenses for any BOD meetings that require travel. Furthermore, the BOD Member agrees to allow Company to use the BOD Member’s name in promotional materials, including press releases and the Company website identifying him as a member of the Lakewood-Amedex Board of Directors. This Agreement will continue indefinitely unless and until terminated by either the Company or BOD Member as described below.

Term of Agreement

This Agreement shall be effective as of the date it is executed by the Company and BOD Member. The BOD Member shall have the right, in his absolute discretion, to terminate this Agreement and resign from the BOD at any time in writing to the Company. At any time, the BOD Member may be removed as a member of the Board as provided in the Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law. The Company shall have the right to terminate this Agreement if the BOD Member is not elected to a further term of service by the shareholders at the AGM or any other legitimate or special meeting of the Company’s shareholders or a majority of such shareholders including proxy votes. Upon termination of this Agreement by the Company, BOD Member shall be entitled to; (a) payment for services performed prior to the notice of such termination, and (b) if applicable, reimbursement under the terms of this Agreement for expenses incurred prior to the notice of such termination. BOD Member shall have no other right to payment of any other amounts resulting from termination of this Agreement by the Company. Any Warrants granted to BOD Member that have not vested as of the termination date shall be cancelled and any Warrants provided by any such Warrant Agreement between the Company and BOD Member shall be null and void. Notice shall be deemed to have been sufficiently given either when served by personal delivery or three business days after having been sent by first-class mail addressed to the parties at the addresses set forth in this Agreement. The Company shall not be liable for any services or expenses incurred after such notice of termination.

Terms of Payment

As long as the Company is a private company, the Company shall pay the BOD Member the equivalent of $6,000 per quarter, effective as of the date of this Agreement, payable in Lakewood-Amedex Common Stock. The newly appointed BOD Member is awarded Two-Hundred Thousand Warrants to purchase the Company’s Common Stock at an exercise price of $1.00 per share. The Warrants have a ten (10) year exercise term. The Warrants will vest as follows;

50,000 warrants vest on January 1, 2022 and the second

50,000 warrants vest on July 1, 2022 and the third

50,000 warrants vest on January 1, 2023 and the fourth

50,000 warrants vest on July 1, 2023.

BOD Member Status

The BOD Member expressly represents, warrants to and agrees with the Company that (1) neither BOD Member nor any of his employees or agents shall be construed to be an employee of the Company and BOD Member’s status shall be that of a non-executive BOD Member for which he is solely responsible for his actions and inactions and those of his employees and agents; (2) BOD Member shall act solely as a non-executive BOD Member, not as an employee or agent of the Company; (3) the BOD Member is not authorized to enter into contracts or agreements on behalf of the Company or to otherwise create obligations of the Company to third parties; (4) BOD Member shall exercise his judgment free of any direction or control by the Company; and (5) BOD Member, his employees and agents shall have no right to any employee benefits from the Company.

Notice to BOD Member About His Tax Duties and Liabilities and Federal, State, and Local Payroll Taxes

Since BOD Member is a non-executive BOD Member, the Company will not withhold or pay any income or social security taxes in connection with the compensation it pays to BOD Member, and BOD Member shall be solely responsible for and agrees to pay all federal, state, and local taxes, social security (FICA), self-employment and individual social security taxes, and unemployment and worker’s compensation insurance, fees, and taxes, and to comply with all reporting, payment, and withholding obligations arising from the payment of that compensation. The Company has a current Directors and Officers insurance policy.

Responsibility for Workers’ Compensation

No workers’ compensation insurance shall be obtained by the Company covering the BOD Member or employees or agents of the BOD Member. The BOD Member shall comply with all applicable workers’ compensation law concerning the BOD Member and his employees and agents.

Confidentiality

Access to Information. BOD Member acknowledges that during the term of this Agreement he may have access to Confidential Information. “Confidential Information” means any information pertaining to the Company’s existing or proposed business or products, other than information that BOD Member can show is or has become publicly known, other than as a result of disclosure in violation of this Agreement. Confidential Information, without limitation, includes business plans and information regarding the Company and its customers, consultants, financiers and advisors; financial information regarding the Company and its customers; customer and prospective customer identity and information; pricing information; information regarding the Company’s employees; information regarding or arising from the Company’s recruiting plans and efforts; information regarding the Company’s marketing plans, contacts and efforts; information relating to vendors and suppliers; computer software owned by the Company; information concerning the development of proprietary products and services; techniques and methodologies; forms, checklists, instructions, manuals, work product, and other documents.

Nondisclosure and Nonuse. BOD Member shall not disclose to others any Confidential Information, except to the extent specifically authorized by the Company, or use the Confidential Information for any purpose other than the performance of BOD Member’s duties hereunder. BOD Member shall take reasonable precautions to avoid inadvertent disclosure of Confidential Information. BOD Member may disclose Information to its consultants and advisors who need to know Information in connection with the performance of the obligations of BOD Member under this Agreement and who agree to be bound by the restrictions imposed on BOD Member by this Agreement. A breach of this Agreement by a BOD Member consultant or agent shall be deemed a breach by BOD Member.

Disclosure Required by Law. If BOD Member is requested or required under authority of law to disclose any Confidential Information, BOD Member shall provide the Company with prompt written notice of the request or requirement so that the Company may seek a protective order or other appropriate remedy or may waive the provisions of this paragraph. Unless the Company waives the provisions of this section, BOD Member may respond to any such request or requirement only by disclosing that portion of Confidential Information that, in the written opinion of counsel acceptable to the Company, BOD Member is legally required to disclose. BOD Member shall use its best efforts to limit the dissemination of any Confidential Information that is legally required to be disclosed (for example, by obtaining appropriate assurances that the governmental authority requiring disclosure will itself treat the information as confidential).

Return. All Confidential Information and materials containing Confidential Information furnished to BOD Member shall remain the property of the Company. If the Company requests the return thereof, BOD Member shall promptly return to the Company all materials furnished by the Company containing Confidential Information and shall destroy or deliver to the Company any other materials containing Confidential Information, including documents BOD Member has prepared that contain or are based upon Confidential Information. Upon request, BOD Member will certify in writing the extent to which he has complied with this section.

Duration. The obligations set forth in this Paragraph shall continue beyond the term and any termination of this Agreement for so long as BOD Member possesses Confidential Information.

Work Product

BOD Member agrees that all work and advice by BOD Member for the Company, during or within the scope of BOD Member’s engagement by the Company shall be owned by the Company.

Non-Solicitation

During the course of his BOD service, and for the period ending twelve (12) months after the end of his BOD service (the “Restricted Period”), without the prior written consent of the Company, the BOD Member shall not either individually or on behalf of or through any other person, business, enterprise or entity, directly or indirectly, (a) solicit, divert or encourage any of the employees, BOD members, agents, consultants, representatives, collaborators or customers of the Company to change or terminate his, her or its relationship with the Company, or hire or retain any such employee, BOD member, consultant or representative so solicited or encouraged; and (b) solicit or encourage any of the employees, BOD members, agents, consultants or representatives of the Company to become employees, agents, representatives or consultants of another business, enterprise or entity.

Miscellaneous

Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors, and, to the extent permitted hereby, assigns. This Agreement and the rights of the Company hereunder shall be freely assignable by the Company to a parent, subsidiary, or affiliated entity. BOD Member may not assign any rights or delegate any duties under this Agreement without the prior written consent of the Company.

Survival. Upon termination of this Agreement, the provisions as to “BOD Member Status,” “Notice to BOD Member About His Tax Duties and Liabilities and Federal, State, and Local Payroll Taxes,” “Responsibility for Workers’ Compensation,” “Confidentiality,” “Work Product,” “Non-solicitation,” and “Miscellaneous” shall survive, to the extent applicable.

Attorney Fees. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and legal expenses incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.

Entire Agreement. This Agreement, including the schedules or exhibits, if any, hereto, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter, provided, however, that if the Company and the BOD Member entered into a non-disclosure agreement prior to the execution of this agreement, that agreement shall remain in effect; in the event of a conflict between the terms of this Agreement and a prior non-disclosure agreement, the terms of this Agreement shall prevail. This Agreement may be amended only by an instrument in writing executed by both parties, provided that work orders or estimates shall not be deemed to amend the terms of this Agreement. A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

Use of Materials. BOD Member represents and warrants that in performing this Agreement, he will not use materials protected by copyright, trademark or other laws without all necessary approvals. BOD Member will indemnify, defend and hold the Company harmless from all claims, actions, liability and expenses arising due to any breach of the foregoing representation and warranty.

Severability. If in any judicial proceeding or arbitration a court or arbitrator shall refuse to enforce fully all of the provisions of this Agreement, any unenforceable provision shall be deemed limited in scope for the purpose of such proceeding as is necessary to permit the remainder of those provisions and of this Agreement to be enforced.

Notices. Notices under this Agreement shall be in writing and shall be deemed given when delivered in person or by electronic mail (unless a notice of non-delivery is received), one business day after being sent by overnight courier, or four business days after being mailed by registered or certified mail, in each case to the appropriate address herein. Either party may change its address for notices by giving notice of the change to the other party.

Governing Law. All disputes in any way relating to, arising under, connected with or incident to this Agreement, if litigated at all, shall be litigated solely and exclusively in the State of Florida, and, if necessary, their respective corresponding appellate courts. Each party shall forebear from filing a claim in any other county or jurisdiction and expressly submits itself to the personal jurisdiction of the State of Florida. The performance and construction of this Agreement shall be governed by the substantive laws of the State of Delaware without regard to conflict of law provisions.

BOD MEMBER

By	/s/ Douglas Joseph Manion
Douglas Joseph Manion, M.D., F.R.C.P.(C)
Title:	Member of the Board of Directors
Date:	July 1, 2021

LAKEWOOD-AMEDEX INC.

By	/s/ Steve Parkinson
Steve Parkinson
Title:	President and CEO
Date:	July 1, 2021

Address for Notices to Company:           ATTN: Chief Executive Officer

Lakewood-Amedex Inc., 3030 University Parkway, Sarasota, Florida 34243

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